Exhibit 3.3

CERTIFICATE OF INCORPORATION

OF

ITC TRANSMISSION SYSTEMS, INC.

FIRST:    The name of the Corporation is ITC Transmission Systems, Inc. (hereinafter called the “Corporation”).

SECOND:    The registered office of the Corporation in the State of Delaware is Corporation Service Company, 1013 Centre Road, Wilmington, Delaware 19805, County of New Castle. The name of the Corporation’s registered agent at said address is Corporation Service Company.

THIRD:    The purpose of the Corporation is to engage in any lawful acts or activities for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH:    The total number of shares of stock which the Corporation shall have the authority to issue is One Thousand (1,000) shares of Common Stock, all of one class, having a par value of $.01 per share.

FIFTH:    The name and mailing address of the incorporator is Jacqueline N. Casper, Corporation Service Company, 1013 Centre Road, Wilmington, Delaware 19805, County of New Castle (the “Incorporator”).

SIXTH:    The powers of the Incorporator shall terminate upon the filing of this Certificate of Incorporation, and the following persons, having the indicated mailing addresses, shall serve as the directors of the Corporation until the first annual meeting of the stockholders of the Corporation or until their successor or successors are elected and qualify:

Name	Mailing Address

Campbell B. Lanier, III	910 First Avenue West Point, Georgia 31833
William H. Scott, III	910 First Avenue West Point, Georgia 31833
J. Douglas Cox	910 First Avenue West Point, Georgia 31833

SEVENTH:    The number of directors of the Corporation shall be such number as from time to time shall be fixed by, in the manner provided in, the by-laws of the Corporation. Unless and except to the extent that the by-laws of the Corporation shall otherwise require, the election of directors of the Corporation need not be by written ballot.

EIGHTH:    In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the Corporation is expressly authorized and empowered to adopt, amend and repeal by-laws of the Corporation.

NINTH:    No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that nothing contained in this Article Ninth shall eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

TENTH:    The Corporation reserves the right at any time, and from time to time, to mend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article Tenth.

IN WITNESS WHEREOF, the undersigned, being the Incorporator hereinabove named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, hereby certifies that the facts hereinabove stated are truly set forth, and accordingly I have hereunto set my hand this 3rd day of January, 1992.

/s/ Jacqueline N. Casper

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF INCORPORATION

OF

ITC TRANSMISSION SYSTEMS, INC.

Pursuant to Sections 141 and 242 of the Delaware General Corporation Law, as amended (the “DGCL”), ITC TRANSMISSION SYSTEMS, INC., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

FIRST:    The name of the Corporation is ITC Transmission Systems, Inc. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on January 6, 1992 (the “Certificate of Incorporation”).

SECOND:    Pursuant to Sections 141 and 242 of the DGCL and in accordance with the By-laws of the Corporation, the Board of Directors of the Corporation, by unanimous written consent dated July 21, 1997, adopted resolutions proposing and declaring advisable and in the best interests of the Corporation the following two amendments to the Certificate of Incorporation:

1.    ARTICLE “FIRST” of the Certificate of Incorporation is hereby amended and restated as follows:

“FIRST: The name of the corporation is “Interstate FiberNet, Inc.”

2.    ARTICLE “FOURTH” of the Certificate of Incorporation is hereby amended and restated as follows:

“FOURTH:    The total number of shares of stock that the Corporation shall be authorized to issue is 10,000 shares of common stock having a par value of $.01 per share (“Common Stock”).

THIRD:    The foregoing amendments to the Certificate of Incorporation were approved by the Corporation’s sole stockholder by written consent dated July 21, 1997.

FOURTH:    The foregoing amendments to the Certificate of Incorporation were duly adopted and approved in accordance with the requirements of Sections 141 and 242 of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Incorporation to be executed by its duly authorized officer, as of the 21st day of July, 1997.

ITC TRANSMISSION SYSTEMS, INC.

By:	/s/ Andrew M. Walker
Andrew M. Walker Chief Executive Officer and President

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